As filed with the Securities and Exchange Commission on April 28, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GenCorp Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0244000 (I.R.S. Employer Identification No.)

GenCorp Inc. 2009 Equity and Performance Incentive Plan
(Full title of the plan)

Kathleen E. Redd Vice President, Chief Financial Officer and Secretary Highway 50 and Aerojet Road Rancho Cordova, CA 95742 (916) 355-4000
(Name, Address, and Telephone Number of Agent for Service)

P.O. Box 537012 Sacramento, CA 95853-7012 (Mailing Address)

Copy to:
Steve Wolosky, Esq. Jeffrey S. Spindler, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common stock, par value $0.10 per share	500,000	$2.29	$1,145,000	$63.89

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares of Common Stock of GenCorp Inc. (the "Registrant") that may be offered pursuant to the anti-dilution provisions set forth in the GenCorp Inc. 2009 Equity and Performance Incentive Plan.

(2)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on April 27, 2009.

EXPLANATORY NOTE

The Registrant has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 500,000 shares of its common stock, par value $0.10 per share, issuable pursuant to the GenCorp Inc. 2009 Equity and Performance Incentive Plan.  Unless otherwise indicated or required by the context, as used in this Registration Statement on Form S-8, the terms “we,” “our” and “us” refer to GenCorp Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act.  Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009;

•	Our Current Reports on Form 8-K filed on February 18, 2009, March 19, 2009, March 27, 2009, March 31, 2009 and April 17, 2009; and

•
The description of the Registrant’s capital stock contained in its Registration Statement on Form 10 filed on May 20, 1935 under the Securities Exchange Act of 1934, as amended, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

Additionally, all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to us at the following address or telephoning us at (916) 355-4000:

GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95853-7012
Attention: Corporate Secretary

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC.  You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available on our website at www.GenCorp.com.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Applicable Laws of Ohio

Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation under certain circumstances to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation. In general, indemnification is permissible only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In respect of any action by or in right of the corporation, indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court. To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by Section 1701.13(E)(3) of the Ohio General Corporation Law.

Code of Regulations

Article Two, Section 10 of our Code of Regulations concerns indemnification of our directors and officers and provides as follows:

The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee, member, manager or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in the preceding paragraph against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

The Corporation, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.

Contracts

We maintain and pay the premiums on contracts insuring the directors and officers of the Registrant and its subsidiaries (subject to the policy’s terms, conditions and exclusions) for liability that the directors and officers, or the Registrant or its subsidiaries (in certain situations), may incur in performing their directorship or officership duties. The insurance contract provides coverage for loss, including defense expense, even in the absence of indemnity by the corporation to the individual director or officer.

We have entered into indemnification agreements with all of its directors and executive officers to indemnify them against certain liabilities and expenses, including legal fees, that they may incur by reason of their relationship to the company. In general, the company is required to indemnify an individual who is a director or an officer for such liabilities and expenses unless (i) if the person is a director, it is proved by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the company, subject to certain exceptions, or (ii) if the person is an executive officer only, he or she did not act in good faith or in a manner that he or she reasonably believed to be in or not opposed to the best interests of the company, subject to certain exceptions. In addition, each director and officer is to be indemnified against any amount that he or she becomes obligated to pay relating to or arising out of any claim made against him or her because of any act or failure to act or neglect or breach of duty that he or she commits or permits while acting as a director or officer of the company, subject to certain exceptions. In respect of any criminal proceeding, the company is required to indemnify each director and officer if such person had no reasonable cause to believe his or her conduct was unlawful. Each director and officer will also be indemnified for expenses actually and reasonably incurred by him or her to the extent that such individual is successful on the merits in any action.

 Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	GenCorp Inc. 2009 Equity and Performance Incentive Plan.*

5.1	Opinion of Ulmer & Berne LLP.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Ulmer & Berne LLP (included in its opinion filed as Exhibit 5.1).*

24.1	Power of Attorney.*

_______________

* Filed herewith.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of April 2009.

GENCORP INC.

By:	/s/ Kathleen E. Redd
Name:	Kathleen E. Redd
Title:	Vice President, Chief Financial Officer and Secretary (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE

/s/ J. Scott Neish
J. Scott Neish	Interim President and Chief Executive Officer (principal executive officer)	April 28, 2009

/s/ Kathleen E. Redd
Kathleen E. Redd	Vice President, Chief Financial Officer and Secretary (principal financial officer)	April 28, 2009

*
James R. Henderson	Chairman of the Board of Directors	April 28, 2009

*
Warren G. Lichtenstein	Director	April 28, 2009

*
David A. Lorber	Director	April 28, 2009

*
James H. Perry	Director	April 28, 2009

*
Martin Turchin	Director	April 28, 2009

*
Robert C. Woods	Director	April 28, 2009

*
Thomas A. Corcoran	Director	April 28, 2009

*	/s/ Kathleen E. Redd
	Kathleen E. Redd	Attorney-in-Fact pursuant to Power of Attorney filed herewith	April 28, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	GenCorp Inc. 2009 Equity and Performance Incentive Plan.*

5.1	Opinion of Ulmer & Berne LLP.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Ulmer & Berne LLP (included in its opinion filed as Exhibit 5.1).*

24.1	Power of Attorney.*

*Filed herewith.